6100 CENTER DRIVE, SUITE 1020
LOS ANGELES, CA 90045

March 23, 2018

Josh Marks
c/o Global Eagle Entertainment Inc.
6100 Center Drive, Suite 1020
Los Angeles, CA 90045

Re: Second Amended and Restated Employment Letter

Dear Josh:

Global Eagle Entertainment Inc. (the “Company”) is pleased to offer you employment on the terms set forth herein. The terms in this letter agreement (this “Agreement”) shall become effective on April 1, 2018, from and after which date this Agreement shall amend and restate and supersede in all respects your Amended and Restated Employment Letter dated August 9, 2016.

You and the Company hereby agree as follows:

1. Position. Your initial title will be Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”).

2. Commencement Date. Your first day as CEO will be April 1, 2018 (the “Commencement Date”).
3. Cash Compensation. The Company will pay you an initial base salary at the rate of $500,000 per year from and after the Commencement Date (as may be reviewed and adjusted from time to time in the discretion of the Board’s Compensation Committee), less applicable withholdings and payroll taxes, payable in accordance with the Company’s standard payroll schedule. In addition to the foregoing base salary, you will be eligible for an annual performance bonus under the Company’s Annual Incentive Plan (as in effect from time to time) (the “AIP”), with an initial AIP bonus target of 100% of your annual base salary. (Your 2018 AIP bonus (if any) will be calculated using that target and your new annual base salary effective on the Commencement Date, without any “blending” based on your prior AIP target or annual base salary in effect during 2018 prior to the Commencement Date.) The final determination of eligibility and payment of all performance bonuses shall be subject to the complete discretion of the Compensation Committee.

4. Equity Incentive. The Compensation Committee may consider you for equity grants from time to time, including in respect of your service during the 2018 performance year.

5. Change in Control and Severance Protection. You will continue to participate in the Company’s Change in Control and Severance Plan for Senior Management (as amended from time to time, the “Executive Severance Plan”) as a “Tier II participant” thereunder. You agree that this Agreement constitutes your affirmative election in writing to continue to be treated as a “Tier II participant” under the Executive Severance Plan notwithstanding your new position as CEO, unless and until you and the Compensation Committee mutually agree otherwise at a future date. For the avoidance of doubt, your relocation and commuting to (and/or working out of) the Company’s offices in Los Angeles, California (and any other associated changes in your employment terms as outlined herein) shall not be deemed “Good Reason” under the Executive Severance Plan. In addition to your Executive Severance Plan protections, if the Company terminates your employment without “Cause” or if you terminate your employment for “Good Reason” (each as defined in the Executive Severance Plan), then the Company shall reimburse you for (i) contractual lease penalties arising out of the termination of your Los Angeles, California apartment lease (if you continue to rent an apartment in Los Angeles at that time) and (ii) transportation expenses for one vehicle and your apartment contents from Los Angeles, California to Washington, D.C. (if you continue to rent an apartment in Los Angeles at that time).

6. Relocation Expenses. The Company will provide you with a one-time relocation expense reimbursement (subject to the Company’s customary relocation policies) in connection with the relocation of your Miramar, Florida residence to Los Angeles, California.

7. Temporary Living Allowance. The Company will pay you an allowance of $237 per day for each working day that you are in the Company’s Los Angeles, California offices, until the earlier of (i) the 12-month anniversary of the Commencement Date and (ii) the date on which you establish a primary residence in the Los Angeles, California area.

8. Employee Benefits. You will continue to be entitled to receive standard employee benefits (including paid-time-off benefits) made available by the Company to its employees to the full extent of your eligibility. The Company reserves the right to add, terminate and/or amend any employee benefit plans, policies, programs and/or arrangements from time to time without notice or consideration paid to you.

9. Expense Reimbursement. In accordance with the Company’s travel and expense-reimbursement policies, the Company shall reimburse you for all business travel. The Company will also reimburse other out-of-pocket expenses reasonably incurred by you in the performance of your services hereunder during the term of your employment. All reimbursable expenses shall be appropriately documented in reasonable detail by you upon submission of any request for reimbursement, and in a format and manner consistent with the Company’s expense reporting policies and procedures, as well as applicable federal and state tax record-keeping requirements.

10. Restrictive Covenant Agreement. You previously signed on August 4,
2015 the Company’s Employee Statement & Agreements Regarding Confidentiality, Proprietary Information and Invention Assignment (the “Restrictive Covenant Agreement”). Your Restrictive Covenant Agreement is attached hereto as Attachment A. It shall continue in full force and effect from and after the date hereof.

11. Employment Relationship. Your employment with the Company will continue to be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Agreement. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

12. Director Service. During your tenure as CEO, the Board will nominate you to serve as a member of the Board, and submit your nomination for stockholder approval at each annual stockholders’ meeting during that period. You will not receive any director compensation for your Board service with respect to any period during which you are a Company employee.

13. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Board. You have indicated that you may request in the future to serve on the board of directors of one privately-held for-profit company, and the Board will consider that request in good faith at such time under the Company’s Conflicts of Interest Policy.

14. Employee Representations, Warranties and Covenants; Company Policies. You represent and warrant that you have no contractual commitments or other legal obligations or restrictions (including to any prior employer) that would prohibit or impair you from performing your duties for the Company. You agree not to violate any confidentiality, restrictive covenant (e.g., a non-solicitation or non-competition obligation) or other obligations that you owe to any other person (including to any prior employer) during your employment with the Company. You agree to abide by the Company’s general employment policies and practices, including those set forth in its Employee Handbook, its Conflicts of Interest Policy, its Code of Ethics and its Whistleblower Policy and Procedures (as each may be amended from time to time) as well as such other policies and procedures as the Company establishes from time to time.

15. Withholding Taxes. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

16. Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

17. Applicable Law; Jurisdiction. This Agreement will be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to the requirements of this Section 17 and those in Section 18, in any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the jurisdiction and venue of the state and federal courts located in the State of California; (b) if any such action is commenced in a state court, then, subject to applicable law, no party will object to the removal of such action to any federal court located in the State of California; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address on file with the Company. Notwithstanding anything to the contrary herein, prior to any party commencing any proceeding, the parties shall negotiate in good faith to resolve the dispute in question before commencing the dispute resolution procedures set forth in Section 18 or an action under this Section 17.

18. Arbitration. Except for injunctive or other equitable relief or as otherwise provided in this Agreement, any dispute arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement shall be determined by arbitration in the State of California, before a single arbitrator that is independent of the parties and selected in accordance with, and the arbitration shall be administered by JAMS pursuant to JAMS’s Comprehensive Arbitration Rules and Procedures excluding its optional Arbitration Appeal procedures. The arbitration hearings shall be confidential. To the maximum extent permitted by legal requirements, the decision of the arbitrator shall be final and binding and not be subject to appeal (but will be subject to being vacated pursuant to 7511 of the New York Code). Each party will bear its own fees and expenses. If a party against whom the arbitrator renders an award fails to abide by such award, the other party may seek to enforce such award in a court of competent jurisdiction.

19. No Waiver. Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. Any term, covenant, agreement, obligation, undertaking, condition, representation or warranty under this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only by a written notice signed by such party expressly waiving such term, covenant, agreement, obligation, undertaking, condition, representation or warranty. The failure of any party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition. No waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege.

20. Amendment. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by all of the parties hereto.

21. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts. All counterparts shall constitute one and the same instrument. Each party may execute this Agreement via a facsimile (or transmission of a PDF file) of a counterpart of this Agreement. In addition, facsimile or PDF signatures of authorized signatories of any party shall be valid and binding and delivery of a facsimile or PDF signature by any party shall constitute due execution and delivery of this Agreement.

22. Entire Agreement. This Agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company, including your Offer of Employment dated August 4, 2015 and your Amended and Restated Employment Letter dated August 9, 2016; provided, however, that this Agreement shall not supersede either party’s obligations as set forth in the Agreement and Plan of Merger made and entered into as of August 4, 2015 (the “Merger Agreement”) between us relating to the MasFlight acquisition, which obligations shall continue in full force and effect, including with respect to any earn out amounts that may become payable to you pursuant to the Merger Agreement. Subject to the proviso in the immediately preceding sentence, the parties have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter hereof exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s length negotiations.

***

Please indicate your agreement with these terms by signing and dating this Agreement and returning it to the undersigned.

Very truly yours,

GLOBAL EAGLE ENTERTAINMENT INC.
By:	/s/: Jeff Leddy
Printed Name:	Jeff Leddy
Title:	CEO

I have read and accept this Agreement and the terms herein:

/s/: Josh Marks
Josh Marks

Dated:	March 23, 2018

Attachment

Attachment A: Employee Statement & Agreements Regarding Confidentiality, Proprietary Information and Invention Assignment

Attachment A

See attached.

(As entered into with the Company on August 4, 2015.)

Attachment A

GLOBAL EAGLE ENTERTAINMENT INC. EMPLOYEE STATEMENT & AGREEMENTS REGARDING CONFIDENTIALITY, PROPRIETARY INFORMATION
AND INVENTION ASSIGNMENT

In consideration of and as a condition of my employment and continued employment with Global Eagle Entertainment Inc., its subsidiaries, affiliates, successors or assigns (together "Global Eagle"), and my receipt of the salary and other compensation to be paid to me by Global Eagle, I, the undersigned employee, do hereby agree to the following (this "Agreement"):

1. PROPRIETARY INFORMATION, COPYRIGHTS, MASK WORKS & INVENTIONS
Global Eagle is an electronics, entertainment and services firm engaged in the research, development, manufacturing, sale, support and provision of electronic and communication systems, entertainment content; content logistics and processing, and components and materials for providing broadband internet, video and voice services on aircraft (the "Business of Global Eagle").

The success of Global Eagle depends, among other things, upon strictly maintaining confidential and secret information relating to its trade secrets, technology, accounting, costs, research, development, sales, manufacturing, methods, production, testing, implementation, marketing,' financial information, financial results, products, customers, suppliers, staffing levels, employees, shareholders, officers and other information peculiarly within the knowledge of and relating to the Business of Global Eagle, and to which employees may acquire knowledge or have access to during the course of their employment by Global Eagle. All such information is hereinafter collectively referred to as "Proprietary Information." Proprietary Information shall be broadly defined, It includes all information, data, trade secrets or know how that has or could have commercial value or other utility in the Business of Global Eagle or in which it contemplates engaging. Proprietary Information also includes all information the unauthorized disclosure of which is or could be detrimental to the interests of Global Eagle, whether or not such information is identified as confidential or proprietary information by Global Eagle.

Notwithstanding the above, Proprietary Information shall not include any information, data, trade secrets or know-how that (i) I can prove was known by me prior to the commencement of my employment with Global Eagle or (ii) is or becomes publicly known from another source that is under no obligation of confidentiality to Global Eagle without fault on my part. I do not know any information, data, trade secrets or know-how that would be Proprietary Information but for this provision.

The success of Global Eagle also depends upon the timely disclosure of inventions made by Global Eagle employees in the course of their employment and, in appropriate circumstances, the full cooperation of employee inventors in filing, maintaining and enforcing United States and foreign country patent applications and patents covering such inventions.

In view of the foregoing and in consideration ofmy employment by Global Eagle and as a further condition thereof, I agree as fol1ows:

A. PREVIOUS EMPLOYMENT
I acknowledge that it is the policy of Global Eagle to require that its employees strictly honor all obligations regarding proprietary information of former employers. I acknowledge and agree that 1 have a continuing obligation to protect and safeguard the proprietary information of my former employer(s), if any. 1 agree to read my agreement(s), if any, with my former employers(s) with respect to proprietary information and to abide by all the terms and conditions set forth therein.

B. PROPRIETARY INFORMATION
I shall use my best efforts to exercise utmost diligence to protect and guard the Proprietary Information of Global Eagle. Neither during my employment by Global Eagle nor thereafter shall I, directly or indirectly, use for myself or another, or disclose to another, any Proprietary Information (whether acquired, learned, obtained or developed by me alone or in conjunction with others) of Global Eagle, except as such disclosure or use is (i) required in connection with my employment with Global Eagle, (ii) consented to in writing by Global Eagle or (iii) legally required to be disclosed pursuant to a subpoena or court order, and in the case of (iii), disclosure may only be made after I have informed Global Eagle of such requirement and assisted Global Eagle in taking reasonable steps to seek a protective order or other appropriate action. I agree not to remove any materials relating to the work performed at Global Eagle without the prior written permission of the Board of Directors of Global Eagle. Upon request by Global Eagle at any time, including the event of my termination of employment with Global Eagle, I shall promptly deliver to Global Eagle, without retaining any copies, notes or excerpts thereof, all memoranda, journals, notebooks, diaries, notes, records, plats, sketches, plans, specifications, or other documents (including documents on electronic media) relating directly or indirectly to any Proprietary Information made or compiled by or delivered or made available to or otherwise obtained by me. Each of the foregoing obligations shall apply with respect to Proprietary Information of customers, contractors and others with whom Global Eagle has a business relationship, learned or acquired by me during the course ofmy employment by Global Eagle. The provisions of this section shall continue in full force and effect after my termination of employment for whatever reason. Notwithstanding anything herein to the contrary, nothing in this Agreement shall (i) prohibit the employee from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whist]eblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by Global Eagle of any reporting described in clause (i).

C. COPYRIGHT & MASK WORKS
All rights in and to any copyrightable material (including, but not limited to, computer programs) or material protectable as a mask work under the Semiconductor Chip Protection Act of 1984 which I may originate pursuant to or in connection with the Business of Global Eagle, and which are not expressly released by Global Eagle in writing, shall be deemed as a work for hire and shall be the sole and exclusive property of Global Eagle, its successors, assigns or other legal representatives.

D. INVENTIONS
With the exception of "EXEMPT" inventions, as defined herein, any and all inventions, including origina1 works of authorship, concepts, trade secrets, improvements, developments and discoveries, whether or not patentable or registrable under copyright or similar laws, which I may conceive or first reduce to practice (or cause to be conceived or first. reduced to practice), either alone or with others during the period of my employment by Global Eagle (hereinafter referred to as "Global Eagle Inventions") shall be the sole and exclusive property of Global Eagle, its successors, assigns, designees, or other legal representatives ("Global Eagle Representatives") and shall be promptly disclosed to Global Eagle in writing, and I hereby assign to Global Eagle all of my right, title and interest in such Global Eagle Inventions.

I agree to keep and maintain adequate and current written records of all Global Eagle Inventions and their development that I make (solely or jointly with others) during the period of employment. These records will be in the form of notes, sketches, drawings, and any other format that may be specified by Global Eagle. The records will be available to and remain the sole property of Global Eagle at all times.

I shall, without further compensation or consideration, but at no expense to me:

(a) Communicate to Global Eagle any facts known by me respecting said Global Eagle Inventions;

(b) do all lawful acts, including the execution and delivery of all papers and proper oaths and the giving of testimony deemed necessary or desirable by Global Eagle or Global Eagle Representatives, with regard to said Global Eagle Inventions, for protecting, obtaining, securing rights in, maintaining and enforcing any and all copyrights, patents, mask work rights or other intellectual property rights in the United States and throughout the world for said Global Eagle Inventions, and for perfecting, affirming, recording and maintaining in Global Eagle and Global Eagle Representatives sole and exclusive right, title and interest in and to the Global Eagle Inventions, and any copyrights, Patents, mask work rights or other intellectual property rights relating thereto; and

(c) generally cooperate to the fullest extent in all matters pertaining to said Global Eagle Inventions, original works of authorship, concepts, trade secrets, improvements, de'-';elopments and discoveries, any and all applications, specifications, oaths, assignments and all other instruments which Global Eagle shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Global Eagle, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Global

Eagle Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

An "EXEMPT" invention is one which:

(a) was developed entirely on my own time without using Global Eagle equipment, supplies, facilities, or trade secret information;

(b) does not relate at the time of conception or reduction to practice of the invention to Global Eagle business, or to its actual or demonstrably anticipated research or development; and

(c) does not result from any work performed by me for Global Eagle.

Inventions which I consider to be "EXEMPT" but made solely or jointly with others during the term of my employment, shall be disclosed in confidence to Global Eagle for the purpose of determining such issues as may arise.

I acknowledge and agree that my obligations with respect to the foregoing shall continue after the termination of my employment with Global Eagle. If Global Eagle is unable because of my mental or physical incapacity or for any other reason to secure my signature lo apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Global Eagle Inventions or original works of authorship assigned lo Global Eagle as above, then I hereby irrevocably designate and appoint Global Eagle and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters, patents or copyright registrations thereon with the same legal force and effect as if executed by me.

Listed on the attached sheet by descriptive title for purposes of identification only are all of the inventions made by me (conceived and reduced to practice) prior to my employment by Global Eagle that I consider to be my property and excluded from this Agreement.

NOTICE UNDER SECTION 2872
This Agreement has been drafted to be in conformance with Section 2870 of Article 3 .5 (INVENTIONS MADE BY EMPLOYEE) of the Labor Code of the State of California as amended 1991 and, as required by Section 2872, notification is hereby given that this Employment Agreement does not apply to an invention which qualifies as an "EXEMPT" invention under the provisions of Section 2870. Global Eagle reserves the right to modify Provision D to conform to applicable state or federal law. Please note that your obligations under this Agreement may change pursuant to changes in the law of the State of California. California Labor Code Section 2870 reads as follows:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either: (!) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer. (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

2. NON-COMPETITION AND NON-SOLICITATION
I acknowledge and agree that Global Eagle is entitled to protect its legitimate business interests and investments and prevent me from using my knowledge of its trade secrets and Proprietary Information to the detriment of Global Eagle. I also acknowledge that the nature of the business of Global Eagle is such that the on-going relationship among Global Eagle and its employees, clients and customers is material and has a significant effect on the ability of Global Eagle to obtain business. In view of the foregoing and in consideration ofmy employment by Global Eagle and as further condition thereof, I agree as follows:

A. NON-COMPETITION

During the period of my employment, I will use my best efforts, skill and judgment 10 promote and advance Global Eagle's business interests and refrain from competing, directly or indirectly, with Global Eagle.

B. NON-SOLICITATION
During the period of my employment and for one (1) year thereafter (the "Restricted Period"), I. will not, without Global Eagle's prior written consent, directly or indirectly, induce, knowingly solicit or encourage to leave the employment of Global Eagle, any employee of Global Eagle.

I acknowledge that the limits set forth herein are reasonable and properly required to adequately protect Global Eagle's legitimate business interests and to prevent unfair competition. However, if in any proceeding, a court or arbitrator shall refuse to enforce this Agreement, whether because the time limit is too long or because the restrictions contained herein are more extensive (whether as to geographic area, scope of husiness or otherwise) than is necessary to protect the business of Global Eagle, it is expressly understood and agreed between the patties hereto that this Agreement is deemed modified to the extent necessary to permit this Agreemeut to be enforced in any such proceedings.

3. ARBITRATION

Except for injunctive or other equitable relief or as otherwise provided in this Agreement, any dispute arising out of DI' relating to this Agreement or any of the transactions contemplated by this Agreement shall be determined by arbitration in the Commonwealth of Virginia, before a single arbitrator that is independent of the parties and selected in accordance with, and the arbitration shall be administered by JAMS pursuant to JAMS' Comprehensive Arbitration Rules and Procedures excluding its optional Arbitration Appeal procedures. The arbitration hearings shall -be confidential. To the maximum extent permitted by legal requirements, the decision of the arbitrator shall be final and binding and not be subject to appeal (but will be subject to being vacated pursuant to 7511 of the New York Code). Each party will bear its own fees and expenses. If a party against whom the arbitrator renders an award fails to abide by such award, the other party may seek to enforce such award in a court of competent jurisdiction.

4. GENERAL PROVISIONS

A. This Agreement will be governed by the laws of the Commonwealth of Virginia.

B. This Agreement sets forth the entire agreement and understanding between Global Eagle and me relating to the subject matter herein and merges all prior discussions between us. No · modification of DI' amendment to this Agreement, nor any waiver or any rights under this Agreement, will be effective unless in writing signed by the patty to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

C. Nothing contained herein shall be construed to require the commission of any act contrary to law. Should there be any conflict between any provisions hereof and any present or future statute, law, ordinance, regulation, or other pronouncement having the force of law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law, and the remaining provisions of this Agreement shall remain in full force and effect.

D. This Agreement may not be assigned by me without the prior written consent of Global Eagle. Subject to the foregoing sentence, this Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of Global Eagle, its successors, and its assigns.

E. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions or parts thereof shall nevertheless be binding and enforceable. In the event that any provision of this Agreement is deemed unenforceable, Global Eagle and I agree that a court or an arbitrator chosen pursuant to the terms hereof shall reform such provision to the extent necessary to cause it to be enforceable to the maximum extent permitted by law. Global Eagle and 1 agree that each desires the court or arbitrator to reform such provision, and therefore agree that the court or arbitrator will have jurisdiction to do so and that each will abide by the determination of the court or arbitrator.

I have had the opportunity to review this Agreement at my leisure and have had the opportunity to ask questions regarding the nature of my employment with Global Eagle I have also been advised that I would be given the opportunity to allow my legal counsel to assist me in the review of this Agreement prior to my execution of this Agreement. 1 agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by Global Eagle. 1 have not entered into, and I agree 1 will not enter into any oral or written agreements in conflict herewith.

[signature page follows]

l have road, and l understand and agree to comply with all conditions above without any reservation whatsoever.

Signature:	/s/: Joshua Marks	Date:	August 4, 2015
Print Employee Name:	Joshua Senegal Marks

Global Eagle Entertainment lnc,
By:	/s/:Jay Itzkowitz
Name:	Jay Itzkowitz
Title:	SVP & General Counsel